EXHIBIT 99.1

SpaceDev Appoints Two New Members to Board of Directors
 Former Director of NASA Ames Research Center Brings Broad Aerospace Experience
CEO of MT Aerospace Brings International Aerospace Market Knowledge

POWAY, CA – November 8, 2007 - SpaceDev (OTCBB: SPDV) announced today that Mr. G. Scott Hubbard, former NASA Ames Research Center Director and currently consulting professor in Stanford’s Department of Aeronautics and Astronautics and Mr. Hans J. Steininger Chief Executive Officer of  MT Aerospace AG, have joined the SpaceDev Board of Directors. They will join a group of five other highly-qualified, non-management Directors drawn from military, industry, and government service.

Mr. Hubbard's over 30 year career in space and aerospace includes 20 years with NASA.  Among his many accomplishments in the industry, from 2002 to 2006, Mr. Hubbard was the Director of NASA Ames Research Center, a multidisciplinary laboratory, where his role included management responsibility for 3,000 employees and an annual operating budget of $700 million.  In 2000,  as NASA's first Mars Program Director he restructured the Mars program leading directly to the success of Mars Odyssey, the rovers Spirit and Opportunity, and the Mars Reconnaissance Orbiter, all of which are still exploring the planet.

Mr. Steininger was appointed Chief Executive Officer of MT Aerospace AG in June 2007.  MT is a globally recognized space structures manufacturing company. Prior to taking over as CEO, he acted as its Chief Financial Officer.  In 1999 Mr. Steininger founded Apollo Capital Partners, a small private equity company based in Munich, which specialized in the Aerospace/Defence and Telecommunication sector. Besides his current activities, Mr. Steininger has served as a board member in various German, European and US companies.

“SpaceDev is honored to have the backing of Scott Hubbard and Hans Steininger as our newest board members.  Scott is an internationally recognized space expert and brings a wealth of knowledge and insight into the entire space industry,” said Mark N. Sirangelo, SpaceDev’s Chairman and CEO.  “Hans brings a wide breadth of knowledge of the international space market, business leadership and strategic development that are important to supporting the future efforts of SpaceDev. We look forward to working closely with these new board members to develop and implement strategies and plans for the company”.

Mr. Hubbard received his undergraduate degree in physics and astronomy at Vanderbilt University and his graduate education in solid state and semiconductor physics at the University of California at Berkeley.  He holds a Doctor Honoris Causa from the Polytechnic University of Madrid. He has received seven NASA medals, including NASA’s highest honor, the Distinguished Service Medal for his key contributions as NASA’s only member of the Columbia Accident Investigation Board.

Mr. Steininger earned a Master’s degree in Aeronautical Engineering and a Master´s degree in Business Administration, both from the Technical University in Munich.  His earlier career spanned various management positions including business and strategic development, M&A, sales, marketing, product development and manufacturing in the aero engine and automotive industry.

Concurrent with these additions, Wesley T. Huntress will be retiring and stepping down from the SpaceDev Board after many years of very helpful and valuable involvement with the Company.  “On behalf of all of the members of the Board, the employees of the Company and our shareholders, SpaceDev would like to thank Mr. Huntress for his extraordinary commitment and service to our growth and development,” said Mr. Sirangelo.  “We are a better Company as a result of his involvement.”

About SpaceDev

SpaceDev, Inc. is a space technology/aerospace company that creates and sells affordable and innovative space products and mission solutions. For more information, visit www.spacedev.com.

SpaceDev Investor Relations
Investor Contact:
Richard Slansky/Jessica Schwarz
Media Contact:
Mark Sirangelo
(858) 375-2026